SM&R INVESTMENTS, INC.
SPECIAL SHAREHOLDERS' MEETING
November 26, 2007 at 9:00 a.m.


Purpose:

To approve or reject an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the SM&R Alger Aggressive Growth Fund into the Alger Capital Appreciation Fund; the SM&R Alger Growth Fund into the Alger LargeCap Growth Fund; the SM&R Alger Small-Cap Fund into the Alger SmallCap Growth Fund and the SM&R Technology Fund into the Alger Spectra Technology Fund, (collectively referred to herein as the "SM&R Alger Funds"), in exchange for the corresponding Class A and Class B shares and Class N shares for the Alger Spectra Technology Fund having an aggregate net asset value equal to the value of the corresponding Fund's assets and the assumption of the corresponding acquiring fund of the Fund's stated liabilities.


Voting Results

											FOR			AGAINST
SM&R Alger Growth Fund					173,101.738		398.8333
											53.36%			0.12%

SM&R Alger Aggressive Growth Fund		186,045.922		556.186
											55.49%			0.17%
SM&R Alger Small-Cap Fund	     		200,263.019		394.499
											50.82%			0.10%

SM&R Alger Technology Fund				122,414.345		755.863
											56.82%			0.35%